China Shen Zhou Mining & Resources, Inc. Receives Notice from NYSE MKT LLC

BEIJING, CHINA, November 7, 2012 – China Shen Zhou Mining & Resources, Inc. (the “Company”) (NYSE Amex: SHZ), today announced that on October 24, 2012, China Shen Zhou Mining & Resources, Inc. (the “Company”) the Company received a letter (the “Letter”) from the NYSE MKT LLC (the “Exchange”) advising that the Company currently is below certain of the Exchange's continued listing standards. The Exchange indicated that its review of the Company's Form 10-Q for the quarter ended June 30, 2012, indicates that the Company is not in compliance with Section 1003(a)(iv), which applies if a listed company has sustained losses that are substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the company will be able to continue operations and/or meet its obligations as they mature.

The Company is afforded the opportunity to submit a plan of compliance to the Exchange by November 30, 2012 that demonstrates the Company's ability to regain compliance with Section 1003(a)(iv) of the Company Guide by April 24, 2013. If the Company does not submit a plan of compliance, or if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and Part 12 of the Company Guide.

The Company believes it can provide the Exchange with a satisfactory plan by November 30, 2012, to show that it will be able to return to compliance with Section 1003(a)(iv) of the Company Guide.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) fluorite extraction and processing in Jingde County, Anhui Province; (c) zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (d) zinc/copper exploration, mining and processing in Xinjiang.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov ..

Contact Information

Min Liu
Investor Relations
Grayling
Tel: +1-646-284-9413
min.liu@grayling.com